Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

National Beverage Corp.

Fights Inaccurate Wall Street Journal Article

FORT LAUDERDALE, FL, July 5, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) is the leading innovator in the soft-drink industry today in its quest to influence a healthier choice for all consumers. National Beverage Corp. today released the following statement:

The Board of Directors has authorized management to retain defamation counsel to advise the Company on its legal options with regard to the July 3, 2018 article published by the Wall Street Journal and will notice the Journal’s counsel about this false and misleading “report” immediately.

As set forth in our July 3 press release, National Beverage believes that the article improperly portrays unsubstantiated allegations that were contained in employment-related lawsuits as facts, and disregarded documents and other evidence which clearly refute the allegations. This biased and sensationalized “reporting”, which was reposted by numerous other media organizations, has the potential to cause economic and reputational harm.

Mr. Caporella is a well-known entrepreneur and philanthropist. His honors include recipient of the prestigious Horatio Alger Award; recipient of the Columbus Citizens Foundation’s Outstanding Italian-American in Business and Industry (sharing this honor with New York Governor Mario Cuomo and succeeding Lee Iacocca) and recipient of the Florida Region Entrepreneur of the Year by Arthur Young/Inc. Magazine. He has been inducted into the Institute of American Entrepreneurs; is a Member of the Professional Advisory Board of St. Jude Children’s Research Hospital; and is a recognized donor to the St. Jude Children’s Research Hospital, The City of Hope, The Cleveland Clinic, Washington University, Barnes Jewish Hospital, MD Anderson Cancer Center and other organizations committed to research and treatment of life-threatening disease.

Board Member Cecil D. Conlee stated “I have known Nick for over 40 years and I find these allegations to be incredulous.”

FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

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